SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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SKECHERS U.S.A., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on June 2, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held at the Shade Hotel located at 1221 North Valley Drive, Manhattan Beach, California 90266 on June 2, 2010 at 10:00 a.m. Pacific Time.

Our Annual Meeting is being held to elect three members to the Board of Directors to serve for a three-year term as Class II Directors and to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on April 7, 2010 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. The following proxy statement and enclosed proxy card are being sent to each stockholder as of the record date, and our 2009 annual report is enclosed with this notice to our stockholders.

The proxy statement and 2009 annual report are available in the SEC filings section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.

You are cordially invited to attend the Annual Meeting, and if you plan to attend the Annual Meeting in person, you may find directions by going to the annual meeting of stockholders section of the investor relations page of our corporate information website at www.skx.com/investor.jsp. If you do not expect to attend, or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage-paid envelope. Returning a signed proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione,
Corporate Secretary

Dated: April 30, 2010
Manhattan Beach, California

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
TRANSACTIONS WITH RELATED PERSONS
NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
OTHER BUSINESS

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting to be Held
June 2, 2010 at 10:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on June 2, 2010 at 10:00 a.m. Pacific Time at the Shade Hotel located at 1221 North Valley Drive, Manhattan Beach, California 90266 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is April 30, 2010. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the nominees for director named herein. Any proxy given may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

We will incur the cost of this solicitation of proxies that will be made by mail. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on April 7, 2010 will be entitled to vote at the Annual Meeting. There were 37,421,907 shares of Class A Common Stock and 12,154,435 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and the presence in person or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter. The three candidates for director receiving the most votes will become directors of Skechers. Stockholders may not cumulate their votes. Any other proposals require the affirmative “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because directors are elected by a plurality of the votes cast, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors are duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and nine members. We currently have seven members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Michael Greenberg, David Weinberg and Jeffrey Greenberg who are director nominees and are currently members of the Board of Directors. We have been advised by Michael Greenberg, David Weinberg and Jeffrey Greenberg of their availability and willingness to serve if re-elected. In the event that Michael Greenberg, David Weinberg and/or Jeffrey Greenberg becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR these director-nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

		Class and Year in Which
Name	Age	Term Will Expire	Position

Michael Greenberg	47	Class II (2013)	President and Director
David Weinberg	59	Class II (2013)	Executive Vice President; Chief Operating Officer; Chief Financial Officer; and Director
Jeffrey Greenberg	42	Class II (2013)	Senior Vice President, Active Electronic Media and Director

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include 25 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for the last 18 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer since September 2009 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include more than 20 years of experience in the footwear industry, specifically in finance and operations, including 12 years as our Chief Financial Officer and four years as our Chief Operating Officer.

Jeffrey Greenberg has served as our Senior Vice President, Active Electronic Media since June 2005 and as a member of our Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as our Vice President, Active Electronic Media. Previously, Mr. Greenberg served as our Chief Operating Officer, Secretary and a member of our Board of Directors from June 1992 to July 1998, and as our Chief Executive Officer from June 1992 to October 1993.

Mr. Greenberg’s qualifications to serve on our Board include 20 years of experience in the footwear industry, specifically in marketing and operations, including his role on our management team during our early years of growth following our company’s inception in 1992.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

		Class and Year in Which
Name	Age	Term Will Expire	Position

Robert Greenberg	70	Class I (2012)	Chairman of the Board and Chief Executive Officer
Morton Erlich	65	Class I (2012)	Director
Geyer Kosinski	44	Class III (2011)	Director
Richard Siskind	64	Class III (2011)	Director

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

As our founder, leader and largest stockholder since our inception in 1992 and the driving force behind our brand and our products, Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since September 2004. Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was office managing partner of the office in Woodland Hills, California.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant (inactive) in California since 1974. While working at KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets and manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions that clients completed such as bank lines of credit, debt financings, equity financings including public offerings of securities, and mergers and acquisitions.

Geyer Kosinski has served as a member of our Board of Directors since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company that produces feature films and television programming and manages over 50 actors, writers and directors. From April 1997 to June 2004, Mr. Kosinski was a Managing Partner and co-owner of Industry Entertainment, a talent management and production company that produced feature films and television programming and managed over 100 actors, writers and directors.

Mr. Kosinski’s qualifications to serve on our Board include 18 years of leadership and transactional experience, specifically managing the careers of actors, writers and directors and developing and producing numerous feature films and television series in the entertainment industry.

Richard Siskind has served as a member of our Board of Directors since June 1999. In 1991, Mr. Siskind founded R. Siskind & Company, a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers, and he is its Chief Executive Officer and a member of its Board of Directors. From November 2002 to June 2006, Mr. Siskind served as a member of the Board of Directors of Magic Lantern Group, Inc. (AMEX:GML), which changed its name from JKC Group, Inc.

Mr. Siskind’s qualifications to serve on our Board include 35 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a Board member of a large publicly traded apparel company, Magic Lantern Group, and 20 years as founder, majority shareholder and leader of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Michael Greenberg and David Weinberg, see “Information Concerning Director Nominees” above, and for information concerning Robert Greenberg, see “Directors Not Standing for Election” above.

Name	Age	Position

Philip Paccione	48	General Counsel; Executive Vice President, Business Affairs; and Corporate Secretary
Mark Nason	48	Executive Vice President, Product Development
Leonard Armato	57	Chief Marketing Officer and President, Fitness Group

Philip Paccione has served as our Executive Vice President, Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President, Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President, Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Leonard Armato has served as our Chief Marketing Officer and President, Fitness Group since March 2010. Since founding MPE in 1992, Mr. Armato has served as Chief Executive Officer of the sports and entertainment management and marketing company. From February 2005 to April 2009, Mr. Armato served as Chairman of the Board of AVP, Inc. (OTC:AVPI), which is the parent company of AVP Pro Beach Volleyball Tour, Inc., and from 2002 to April 2009, he served as Chief Executive Officer of AVP, Inc.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist between any of our executive officers or directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp, and is available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Our Board of Directors met four times in 2009, and each of the directors attended all of the meetings, except Jeffrey Greenberg who was unable to attend one meeting. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all of the directors attended the Annual Meeting of Stockholders held in 2009.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2009 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All committee meetings were attended by all respective committee members in 2009.

Nominating and
Governance
Name	Audit Committee		Compensation Committee		Committee

Morton D. Erlich	X	*	X		X	*
Geyer Kosinski	X
Richard Siskind	X		X	*	X
Total Meetings in 2009	7		6		2

*	Committee Chairman

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and Securities and Exchange Commission (“SEC”) rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Director Independence

Our Board of Directors has seven members including four non-management directors, which are those directors who are not also serving as one of our executive officers. Our Board of Directors has affirmatively determined that the Board has three members who are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Morton Erlich, Geyer Kosinski and Richard Siskind. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and our company and its subsidiaries and affiliates, including those reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Under Section 303A of the NYSE Rules, we were considered a “Controlled Company” until prior to share transfers by our largest stockholder, Robert Greenberg, which occurred on September 15, 2009. As a Controlled Company, we were exempt from certain NYSE Rules including the requirement that our Board of Directors must consist of a majority of independent members. Since we are no longer a Controlled Company, we have until September 15, 2010 to appoint additional independent directors and/or remove non-independent directors to ensure that the Board consists of a majority of independent directors. We plan to have our Board of Directors consist of a majority of independent members by September 15, 2010.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr. Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and our largest stockholder, with beneficial ownership of approximately 28.2% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, we have appointed Morton Erlich as our Lead Independent Director. As Lead Independent Director, Mr. Erlich acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Director of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Chairman of the Audit Committee has periodic discussions with our Director of Internal Audit about the adequacy and effectiveness of steps taken to monitor, control and report financial risk exposures, and the Director of Internal Audit also presents the Audit Committee with formal periodic status reports as well. The Compensation Committee oversees risks related to our compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Presiding Independent Director, Morton D. Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing interested party should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Our personnel will review the communications and screen improper and irrelevant communications such as solicitations.

Audit Committee

Our Board of Directors has determined Morton Erlich, who is the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal controls functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons,” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement and (iv) overseeing risks related to our compensation programs and (v) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans.

Neither of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2009.

Nominating and Governance Committee

The Nominating and Governance Committee, which was established on September 15, 2009, is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying individuals qualified to become members of our Board of Directors and recommending candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments to the other Board committees and the appointment of a chairperson for each of the other Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending to the Board changes to the corporate governance guidelines applicable to our company, and (vi) reviewing regulatory and other corporate compliance risks applicable to us.

Director Nominations

The Nominating and Governance Committee recommends to our Board of Directors candidates to fill vacancies or for election or re-election to the Board. In the event of a vacancy on our Board of Directors, the process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to our Board members, management and others for recommendations, meeting from time to time to evaluate biographical information and qualifications relating to potential candidates and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

Our Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee evaluates the abilities and skills, age and education, industry and professional background, and accounting and financial experience of all potential director nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of background, experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residential address of the candidate;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock that are beneficially owned by the candidate; and

•	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:

•	the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the nominee; and

•	the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered by the Nominating and Governance Committee for the 2011 Annual Meeting of Stockholders, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2011 Annual Meeting” in this proxy statement.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, was adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp, and is available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. We intend to promptly post any amendments to or waivers of the Code of Business Conduct and Ethics on our website.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2009. Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg are not included because as employee directors, they did not earn any additional compensation for services provided as members of our Board of Directors.

	Fees Earned or	Stock
Name	Paid in Cash ($)(1)	Awards ($)(2)	Total ($)

Morton D. Erlich	76,000	189,105	265,105
Geyer Kosinski	46,500	189,105	232,605
Richard Siskind	63,500	189,105	251,105

(1)	This column reports the amount of cash compensation earned in 2009 for Board and committee service.

(2)	This column represents the aggregate grant date fair value of restricted stock awards granted during 2009, as calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The fair value was calculated using the closing price of our Class A Common Stock on the grant date for the shares awarded, which was $18.01 per share on September 4, 2009. As of December 31, 2009, Mr. Erlich held 14,000 shares of restricted stock and Messrs. Kosinski and Siskind each held 12,000 shares of restricted stock.

Non-Employee Directors.  We paid each of our non-employee directors annual compensation of $30,000 for serving on the Board of Directors in 2009. Our Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman were paid additional annual fees of $15,000, $5,000 and $10,000, respectively, in 2009. Non-employee directors also received fees of $1,500 for each Board and committee meeting attended during 2009. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. During 2009, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors. In September 2009, each of our non-employee directors received a discretionary award of 10,500 shares of restricted stock, which is scheduled to vest in three equal installments on each of November 1, 2010, 2011 and 2012.

Employee Directors.  As of December 31, 2009, Robert Greenberg, Michael Greenberg and David Weinberg were the only Named Executive Officers serving on our Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on our Board of Directors. Employees of Skechers who are members of the Board of Directors are not paid any directors’ fees. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2009 is set forth under “Executive Compensation.” Compensation of Jeffrey Greenberg earned in 2009 is described in the section entitled “Transactions with Related Persons” in this proxy statement. During the 2009 fiscal year, employee directors were eligible to receive awards of shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors. In September 2009, they were awarded shares of restricted stock as a component of their total compensation as executive employees for the 2009 fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our Named Executive Officers for 2009 should be read together with the compensation tables and related disclosures set forth below. The Named Executive Officers are those executive officers listed in the table captioned Summary Compensation Table in this proxy statement: Robert Greenberg, Chief Executive Officer; Michael Greenberg, President; David Weinberg, Chief Operating Officer and Chief Financial Officer; Frederick Schneider, former Chief Financial Officer; Mark Nason, Executive Vice President of Product Development; and Philip Paccione, General Counsel and Corporate Secretary. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of Compensation Committee

Our executive compensation program is administered by or under the direction of the Compensation Committee of our Board of Directors. Under the terms of its Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with Skechers’ management this Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board its inclusion in this proxy statement and (iv) producing the annual report on executive compensation included elsewhere in this proxy statement in accordance with the applicable SEC rules.

The Compensation Committee has the authority to retain the services of outside advisors, experts and other consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers and the Board of Directors. Neither we nor our Compensation Committee retained a compensation consultant in 2009 to review policies and procedures with respect to executive compensation or to advise us on compensation matters. For 2009, the Compensation Committee reviewed management’s compensation recommendations and then discussed these recommendations with management. These recommendations were then approved by the Compensation Committee.

Role of Management in Compensation Decisions

Management, led by our Chief Executive Officer, President and Chief Operating Officer, annually makes recommendations to the Compensation Committee regarding (i) annual base salary and bonuses to be paid to executive officers, (ii) the formation and modification of our equity-based and incentive compensation plans for executive officers, (iii) awards to be granted under our equity-based compensation plan and (iv) performance metrics to be used to calculate incentive compensation that executive officers may earn under our incentive compensation plan. Management also meets periodically with the Compensation Committee to discuss these recommendations, which are based on management’s assessment of the base salary, equity-based compensation and incentive compensation opportunities that are competitive within our industry and within the geographical labor markets in which we participate. The Compensation Committee has the authority to adopt, modify or reject any of these recommendations.

Compensation Objectives

The basic compensation philosophy of our management and the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve four primary objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviews and approves our compensation programs to effectively balance executive officers’ salaries with incentive compensation that is performance-based as well as to reward annual performance while maintaining a focus on longer-term objectives. We believe that it serves the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer’s position and responsibilities with Skechers.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation and attempts to balance the total compensation package between short-term, long-term and currently paid cash and equity compensation in a way that meets the objectives set forth above.

Elements of Compensation

Our executive compensation consists of three primary components:

•	base salary and benefits;

•	performance-based compensation, if any, under the 2006 Annual Incentive Compensation Plan (the “2006 Plan”); and

•	equity compensation awarded under the 2007 Incentive Award Plan (the “2007 Plan”).

These components, individually and in the aggregate, are designed to accomplish one or more of the four compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases.

While the annual base salaries of the Named Executive Officers remained unchanged for 2009 (except that fiscal 2009 included an additional pay period as compared to fiscal 2008, resulting in higher compensation for 2009 versus 2008), the total compensation of Michael Greenberg, David Weinberg, Mark Nason and Philip Paccione was greater in 2009 as compared to 2008, primarily as a result of the restricted stock awards granted to each of them in 2009 (for further information, see the section below entitled “Equity-Based Compensation — Restricted Stock”). As discussed below, the incentive compensation component of each Named Executive Officer’s total compensation, which increased in 2009 as compared to 2008 for each Named Executive Officer, is based on a combination of factors, including continued positive financial performance by Skechers, improved individual performances and increased responsibilities. The total compensation of Robert Greenberg was less for 2009 as compared to 2008 because he did not receive a stock award in 2009 for the reasons described below under “Equity-Based Compensation — Restricted Stock.” The total compensation of Fred Schneider was less in 2009 as compared to 2008, primarily as a result of his resignation as our Chief Financial Officer in September 2009, although he remained an employee of our company as of December 31, 2009.

Annual Incentive Compensation

The 2006 Plan is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees including the Named Executive Officers with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our performance goals. The 2006 Plan allows us to set annual performance criteria and goals that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each fiscal year. By determining performance criteria and setting goals at the beginning of each fiscal year, our Named Executive Officers understand our goals and priorities during the current fiscal year. Following the conclusion of each quarter during the current fiscal year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee approved the performance goals during the first quarter of 2009 for fiscal 2009. The business criteria used in the formulae to calculate the incentive compensation of our Chief Executive Officer, President, Chief Operating Officer and Executive Vice President of Product Development for 2009 were our net sales and net earnings because the Compensation Committee believes that they provide an accurate and comprehensive measure of our annual performance. For our General Counsel and then-current Chief Financial Officer, who are the only other Named Executive Officers, our net sales were used to calculate their incentive compensation for 2009.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk. The payment of any incentive compensation for a fiscal year under the 2006 Plan is conditioned on our company achieving at least certain threshold performance levels of the business criteria approved by the Compensation Committee, and no payments will be made to our Named Executive Officers if the threshold performance levels are not met. Any incentive compensation to be paid to the Named Executive Officers in excess of the threshold amounts is based on the Compensation Committee’s pre-approved business criteria and formulae for the respective Named Executive Officers. The threshold performance levels for 2009 were “attainable” based on our recent historical financial performance, and additional incentive compensation could have been earned based on our financial performance exceeding increasingly challenging levels of performance goals, none of which was certain to be achieved. There were no specific target amounts that can be determined, as any incentive compensation for each Named Executive Officer was based on pre-approved percentages in excess of certain threshold performance levels. The pre-approved percentages for 2009 were identical to those in 2008. The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2009, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

The Named Executive Officers were generally targeted to receive from 10% to 50% of their annual cash compensation, consisting of base salary and bonus (“Non-Equity Compensation”), for 2009 in annual bonus compensation, which was determined to be competitive in the marketplace for similar positions. These percentages were also consistent with the targeted percentages for 2008. In determining the potential awards that computed into these percentages, the Compensation Committee considered each Named Executive Officer’s position, responsibilities and prospective contribution to the attainment of our performance goals. The percentage of total compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, our Chief Executive Officer, Robert Greenberg, was at the top end of the range.

Based on our financial performance and the performance goals previously set by the Compensation Committee for each Named Executive Officer for 2009, the actual incentive compensation earned by each Named Executive Officer for 2009 was $1,148,471 for Robert Greenberg, which represented 53% of his Non-Equity Compensation; $778,930 for Michael Greenberg, which represented 43% of his Non-Equity Compensation; $439,083 for David Weinberg, which represented 30% of his Non-Equity Compensation, $299,236 for Mark Nason, which represented

22% of his Non-Equity Compensation; $78,033 for Philip Paccione, which represented 16% of his Non-Equity Compensation; and $79,694 for Frederick Schneider, which represented 13% of his total compensation.

Incentive compensation awarded under the 2006 Plan complements the approach of our equity compensation program described below, which is focused on our long-term achievements for earnings per share and total stockholder return.

Equity-Based Compensation

Awards of restricted stock, stock options and other forms of equity-based compensation under the 2007 Plan are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in Skechers by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders and equity-based compensation awards have historically been granted by Skechers to executive officers and other employees for the foregoing reasons and as further discussed below. Certain executive employees, including all of the Named Executive Officers, were awarded shares of restricted stock in September 2009 under the 2007 Plan as a component of their total compensation for the 2009 fiscal year. We have not granted any stock options to the Named Executive Officers as part of their annual compensation since February 2004.

Equity-based compensation awards were previously granted under our Amended and Restated 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the “1998 Stock Plan”). The 1998 Stock Plan was terminated and no additional awards under that plan were permitted after December 31, 2007. As of January 1, 2008, our employees, including the Named Executive Officers, were eligible to receive, from time to time, issuances of restricted stock, grants of stock options and other equity-based compensation under the 2007 Plan.

Restricted Stock

Historically, awards of restricted stock made to our Named Executive Officers are subject to certain restrictions that generally lapse over a period of two to four years from the date of the award depending on the specific award.

This vesting schedule promoted retention and encouraged long-term investment in our company by the Named Executive Officers, especially those who did not already hold shares of our Class A or Class B Common Stock. This also provided a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. An additional advantage of restricted stock is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This may result in lower stockholder dilution than granting stock options. The Compensation Committee awarded restricted stock to the Named Executive Officers, except for Robert Greenberg and Frederick Schneider, on September 4, 2009 as part of their total compensation for the 2009 fiscal year in part due to these advantages. These restricted stock awards are scheduled to vest in three equal installments on each of November 1, 2010, 2011 and 2012. This vesting schedule is less than the four years of vesting of previous awards because these shares were awarded in September 2009 in lieu of potential annual incentive compensation to be paid in cash to the Named Executive Officers for 2010, 2011 and 2012. Robert Greenberg did not receive an award of restricted stock in 2009 because management decided that it was in his best interests to maintain his targeted non-equity incentive compensation for 2010, 2011 and 2012 at rates similar to 2009 rather than receive an award of restricted stock in lieu of lower targeted non-equity compensation for those years as did the other Named Executive Officers.

Employment Agreements, Severance Benefits and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers.

As mentioned above in this Compensation Discussion and Analysis under the heading “Equity-Based Compensation,” as of December 31, 2009, we have awarded shares of restricted stock that are subject to accelerated vesting in full upon a change of control of Skechers. Generally, for all shares of restricted stock awarded under the 1998 Stock Plan prior to its termination in 2007, 20% of the shares vested immediately on the date of award and the remaining shares vest 20% per year on each anniversary of the date of award, with restrictions on all shares lapsing on the fourth anniversary of the date of award. For all shares of restricted stock awarded on January 3, 2008 under the 2007 Plan, 50% of the shares vested on March 1, 2009 and the remaining 50% vested on March 1, 2010. For all shares of restricted stock awarded on September 4, 2009 under the 2007 Plan, the shares are scheduled to vest in three equal installments on each of November 1, 2010, 2011 and 2012. In the event of a change of control, all shares of restricted stock previously awarded under these plans would vest in full.

A “change of control” is generally defined in both the 1998 Stock Plan and the 2007 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities; (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved; (iii) approval by our stockholders of a merger or consolidation (except with certain permitted entities); or (iv) approval by our stockholders of a complete liquidation of our company or the sale or disposition of all or substantially all of our assets.

The Compensation Committee believes that our change of control policy is consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a key component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the New York Stock Exchange on the date of grant, and we have never re-priced any grants.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits, reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Aircraft usage.  We have an agreement with an aircraft operator for use of its aircraft for business travel. Each Named Executive Officer may also use the aircraft for personal use. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer. During 2009, there was no personal use of the aircraft by any of the Named Executive Officers for which we were not reimbursed in full.

Automobile usage.  During 2009, automobiles that we leased or purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums related to their use of these automobiles.

Health Club Dues.  During 2009, we paid health club membership fees for David Weinberg, Frederick Schneider and Philip Paccione.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code” and, collectively, “Section 162(m)”), places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Compensation Committee believes that tax deductibility is an important factor, but only one factor, to be considered in evaluating a compensation program. The Compensation Committee generally seeks to structure compensation in a manner that is intended to avoid the disallowance of deductions under Section 162(m) of the Code. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may in certain circumstances award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

FASB ASC Topic 718 (formerly known as Financial Accounting Standard No. 123(R), Share-Based Payments) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock and stock options under the 1998 Stock Plan and the 2007 Plan are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

Richard Siskind, Chairman
Morton D. Erlich

EXECUTIVE COMPENSATION

The following table sets forth selected information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer, former Principal Financial Officer who resigned in September 2009, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

				Non-Equity
			Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Awards ($)(1)	Compensation ($)(2)	Compensation ($)		Total ($)

Robert Greenberg	2009	1,038,462	—	1,148,471	34,766	(3)	2,221,699
Chairman of the Board and	2008	1,000,000	508,588	939,457	32,424	(3)	2,480,469
Chief Executive Officer	2007	1,000,000	—	1,706,330	29,920	(3)	2,736,250

Frederick Schneider	2009	519,231	—	79,694	23,488	(4)	622,413
Former Chief Financial Officer	2008	500,000	101,724	37,887	13,986	(4)	653,597
	2007	500,000	—	191,266	21,949	(4)	713,215

Michael Greenberg	2009	1,038,462	5,403,000	778,930	62,377	(5)	7,282,769
President and Director	2008	1,000,000	356,019	632,605	24,167	(5)	2,012,791
	2007	1,000,000	—	873,798	48,205	(5)	1,922,003

David Weinberg	2009	1,038,462	2,251,250	439,083	66,462	(6)	3,795,257
Executive Vice President;	2008	1,000,000	305,156	313,661	55,083	(6)	1,673,900
Chief Operating Officer, Chief Financial	2007	1,000,000	—	528,166	57,664	(6)	1,585,830
Officer and Director

Mark Nason	2009	1,038,462	1,350,750	299,236	21,656	(7)	2,710,104
Executive Vice President,	2008	1,000,000	254,294	194,718	18,806	(7)	1,467,818
Product Development	2007	1,000,000	—	382,532	14,470	(7)	1,397,002

Philip Paccione(8)	2009	415,385	1,350,750	78,033	23,304	(9)	1,867,472
Executive Vice President,
Business Affairs; General Counsel and Corporate Secretary

(1)	Represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded.

(2)	Represents the cash awards that the Named Executive Officers earned under our 2006 Annual Incentive Compensation Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Annual Incentive Compensation Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

(3)	Represents health and life insurance payments of $15,288, $13,371 and $10,514, and costs of $19,478, $19,053 and $19,406 related to automobiles purchased by our company for use by Mr. Greenberg for 2009, 2008 and 2007, respectively. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2006 and automobile insurance premiums paid by our company on behalf of Mr. Greenberg.

(4)	Represents health and life insurance payments of $15,046, $12,330 and $14,150, payments of health club membership fees of $1,092, $1,656 and $1,049, and annual matching contributions of $7,350, $0 and $6,750 that we made under the 401(k) Plan for 2009, 2008 and 2007, respectively.

(5)	Represents health and life insurance payments of $21,521, $18,806 and $14,340, costs of $33,544, $5,361 and $27,115 related to automobiles purchased by our company for use by Mr. Greenberg and automobile insurance premiums paid by our company on behalf of Mr. Greenberg, and annual matching contributions of $7,312, $0 and $6,750 that we made under the 401(k) Plan for 2009, 2008 and 2007, respectively. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2008 and automobile insurance premiums paid by our company on behalf of Mr. Greenberg.

(6)	Represents health and life insurance payments of $17,561, $13,040 and $9,354, payments of health club membership fees of $1,092, $1,656 and $1,049, costs of $40,459, $40,387 and $40,511 related to automobiles leased or purchased by our company for use by Mr. Weinberg, and annual matching contributions of $7,350, $0 and $6,750 that we made under the 401(k) Plan for 2009, 2008 and 2007, respectively. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2006 and automobile insurance premiums paid by our company on behalf of Mr. Weinberg.

(7)	Represents health and life insurance payments of $21,521, $18,806 and $14,340, and annual matching contributions of $135, $0 and $130 that we made under the 401(k) Plan for 2009, 2008 and 2007, respectively.

(8)	Mr. Paccione was not a Named Executive Officer in 2007 or 2008.

(9)	Represents health and life insurance payments of $14,862, payments of health club membership fees of $1,092 and an annual matching contribution of $7,350 that we made under the 401(k) Plan for 2009.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information about plan-based awards granted to the Named Executive Officers in 2009: (i) the grant date; (ii) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the 2006 Plan that were awarded in 2009 for the performance period covering fiscal 2009; (iii) the number of shares underlying all other stock awards and (iv) the grant date fair value of each equity award computed under FASB ASC Topic 718.

					All Other	Grant Date
					Stock Awards:	Fair Value of
		Estimated Future Payments Under			Number of	Stock and
		Non-Equity Incentive Plan Awards(1)			Shares of Stock	Option
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)(2)	Awards ($)(3)

Robert Greenberg	1/22/09	0	1,148,471	5,000,000	—	—
Frederick Schneider	1/22/09	0	79,694	5,000,000	—	—
Michael Greenberg	1/22/09	0	778,930	5,000,000	—	—
	9/4/09	—	—	—	300,000	5,403,000
David Weinberg	1/22/09	0	439,083	5,000,000	—	—
	9/4/09	—	—	—	125,000	2,251,250
Mark Nason	1/22/09	0	299,236	5,000,000	—	—
	9/4/09	—	—	—	75,000	1,350,750
Philip Paccione	1/22/09	0	78,033	5,000,000	—	—
	9/4/09	—	—	—	75,000	1,350,750

(1)	These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. Incentive compensation is conditioned on our company achieving a minimum or threshold performance level, and no payments are made to the Named Executive Officers if the threshold performance levels are not met. The Compensation Committee approved the performance goals during the first quarter of 2009 for fiscal 2009. Additional information regarding the business measurements and performance goals for determining the payments are described in the section entitled “Compensation Discussion and Analysis” in this proxy statement. There are no specific target amounts that can be determined, as any incentive compensation for each Named Executive Officer is based on pre-approved percentages in excess of certain performance goals of Skechers. The target amounts presented in this table represent the actual payments of non-equity incentive compensation to each of our Named Executive Officers that were earned in fiscal 2009. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2009; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

(2)	This column shows the number of shares of restricted stock granted in 2009 to the Named Executive Officers under the 2007 Plan. Of the restricted shares of Class A Common Stock awarded on September 4, 2009, the shares are scheduled to vest in three equal installments on each of November 1, 2010, 2011 and 2012.

(3)	This column shows the aggregate grant date fair value of stock awards in 2009, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant date for the shares awarded, which was $18.01 per share on September 4, 2009.

Options Exercised and Stock Vested in Fiscal 2009

The following table provides information for the Named Executive Officers regarding stock options exercised in 2009, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired in 2009 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Robert Greenberg	—	—	14,819	89,062	(1)
Frederick Schneider	—	—	4,964	42,254	(2)
Michael Greenberg	—	—	10,373	62,342	(1)
David Weinberg	—	—	8,891	53,435	(1)
Mark Nason	6,118 (3)	23,991 (3)	7,409	44,528	(1)
Philip Paccione	—	—	2,964	17,814	(1)

(1)	Amount is calculated by multiplying the number of shares of Class A Common Stock acquired by each of Robert Greenberg (14,819 shares), Michael Greenberg (10,373 shares), David Weinberg (8,891 shares), Mark Nason (7,409 shares) and Philip Paccione (2,964 shares) by the closing price of $6.01 per share on the first date that the financial markets were open after the vesting date of March 1, 2009, which was a Sunday.

(2)	Amount is calculated as the sum of (a) 2,964 shares of Class A Common Stock acquired by Frederick Schneider multiplied by the closing price of $6.01 per share on the first date that the financial markets were open after the vesting date of March 1, 2009, and (b) 2,000 shares of Class A Common Stock acquired by Mr. Schneider multiplied by the closing price of $12.22 per share on the first date that the financial markets were open after the vesting date of January 3, 2009, which was a Saturday.

(3)	Mr. Nason exercised 5,000 stock options on June 2, 2009 with an exercise price of $6.95 and market price of $10.33 per share, and 1,118 stock options on June 3, 2009 with an exercise price of $3.9375 and market price of $10.28 per share.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the outstanding stock option and stock awards held by the Named Executive Officers as of December 31, 2009. This table includes unexercised option awards and unvested shares of restricted stock. Each equity award is shown separately for each Named Executive Officer. The market value of the stock award is based on the closing price of our Class A Common Stock as of December 31, 2009, which was $29.41. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or		Market Value
	Underlying	Underlying			Units of		of Shares or
	Unexercised	Unexercised	Option	Option	Stock That		Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	Have Not		That Have
Name of Executive	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Not Vested ($)

Robert Greenberg	—	—	—	—	14,819	(1)	435,827
Frederick Schneider	40,000	0	8.35	2/5/14	2,000	(2)	58,820
	—	—	—	—	2,964	(1)	87,171
Michael Greenberg	37,500	0	13.00	7/6/10	10,374	(1)	305,099
	—	—	—	—	300,000	(3)	8,823,000
David Weinberg	37,500	0	13.00	7/6/10	8,892	(1)	261,514
	37,500	0	15.50	1/1/11	125,000	(3)	3,676,250
	30,000	0	24.00	4/1/11	—		—
	30,000	0	10.58	11/6/11	—		—
	36,453	0	8.35	2/5/14	—		—
Mark Nason	10,200	0	13.00	7/6/10	7,410	(1)	217,928
	2,500	0	15.50	1/1/11	75,000	(3)	2,205,750
	30,000	0	24.00	4/1/11	—		—
	9,200	0	10.58	11/6/11	—		—
	15,000	0	6.95	10/9/12	—		—
	51,000	0	8.35	2/5/14	—		—
Philip Paccione	7,500	0	24.00	4/1/11	2,964	(1)	87,171
	—	—	—	—	75,000	(3)	2,205,750

(1)	Shares of restricted stock vested on March 1, 2010.

(2)	Shares of restricted stock vested on January 3, 2010.

(3)	Shares of restricted stock scheduled to vest in three equal installments on each of November 1, 2010, 2011 and 2012.

Change of Control Benefits

Upon a “change of control” under the 1998 Stock Plan and the 2007 Plan, Robert Greenberg, Frederick Schneider, Michael Greenberg, David Weinberg, Mark Nason and Philip Paccione would be entitled to full vesting of their outstanding restricted stock valued at $435,827, $145,991, $9,128,099, $3,937,764, $2,423,678 and $2,292,921, respectively, based on the closing price of our Class A Common Stock on December 31, 2009, which was $29.41 per share. As of December 31, 2009, there were no outstanding unvested stock options under the 1998 Stock Plan or the 2007 Plan held by any of the Named Executive Officers.

For additional information about change of control terms under the 1998 Stock Plan and the 2007 Plan, see the description provided in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

				Number of Securities
	Number of Securities			Remaining Available
	to be Issued Upon		Weighted-Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders:
1998 Stock Plan	1,505,694		$12.01	—
2007 Plan	—		—	5,238,382
2008 ESPP	—		—	2,678,272

Total plans approved by security holders	1,505,694	(1)	$12.01	7,916,654	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,505,694			7,916,654

(1)	Amount does not include an additional 2,158,644 shares of restricted stock, which were awarded under the 1998 Stock Plan or the 2007 Plan, that were outstanding with a weighted-average grant date fair value of $17.86.

(2)	The shares available for issuance under the 2007 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights. The number of shares available for future issuance under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”) may be adjusted annually on January 1 for increases equal to the least of 500,000 shares, 1% of the outstanding shares of our capital stock on such date or a lesser amount as may be determined by our Board of Directors. The 1998 Stock Plan and the Amended and Restated 1998 Employee Stock Purchase Plan were terminated and no additional granting of awards or rights under those plans were permitted after December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ registered public accounting firm, KPMG LLP, and (v) Skechers’ compliance with legal and regulatory requirements, the performance of our internal audit and internal controls functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements

The Audit Committee has reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and KPMG LLP, with and without management present, Skechers’ audited financial statements for the fiscal year ended December 31, 2009, management’s assessment of the effectiveness of Skechers’ internal controls over financial reporting and KPMG LLP’s evaluation of Skechers’ internal controls over financial reporting. The Audit Committee has also discussed with KPMG LLP the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter from its independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to KPMG LLP during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Respectfully submitted,

Morton D. Erlich, Chairman
Geyer Kosinski
Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2009 and 2008

We retained KPMG LLP to provide services for fiscal years 2009 and 2008 in the categories and amounts as follows:

Service	2009	2008

Audit fees(1)	$1,493,000	$1,374,000
Audit-related fees	—	—
Tax fees(2)	200,000	182,000
All other fees(3)	—	121,000

Total audit and non-audit fees	$1,693,000	$1,677,000

(1)	These are fees for professional services performed by KPMG LLP for the audit of our annual financial statements and the review of our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	These are fees for professional services performed by KPMG LLP with respect to U.S. federal, state and international tax compliance, tax consulting and tax work stemming from “Audit” items. This includes preparation of original tax returns for our company and its consolidated subsidiaries.

(3)	These are fees for other permissible work performed by KPMG LLP that does not meet the other category descriptions.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee.

Attendance at Annual Meeting

A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of April 7, 2010 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 37,421,907 shares of Class A Common Stock and 12,154,435 shares of Class B Common Stock outstanding as of April 7, 2010. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of April 7, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. See the section entitled “Transactions with Related Persons” in this proxy statement for a description of transactions between the Greenberg Family Trust, of which Robert Greenberg is a trustee, Michael Greenberg and our company. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

	Number of		Percentage of	Number of		Percentage of
	Class A Shares		Class A Shares	Class B Shares		Class B Shares
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned	Beneficially Owned		Beneficially Owned

5% stockholders:(1)
FMR LLC	6,262,400	(2)	16.7%	—		—
BlackRock, Inc.	2,412,216	(3)	6.4
Gil Schwartzberg	5,000,000	(4)	11.8	5,000,000	(5)	41.1%
Named Executive Officers and directors:
Robert Greenberg	4,488,667	(6)	10.7	4,479,436	(7)	36.9
Michael Greenberg	1,019,303	(8)	2.7	640,341	(9)	5.3
Jeffrey Greenberg	960,198	(10)	2.4	624,834	(11)	5.1
David Weinberg	330,994	(12)	*	—		—
Mark Nason	129,099	(13)	*	—		—
Frederick Schneider	86,526	(14)	*	—		—
Philip Paccione	75,475		*	—		—
Morton Erlich	21,000	(15)	*	—		—
Geyer Kosinski	12,000		*	—		—
Richard Siskind	61,333	(16)	*	—		—
All current directors and executive officers as a group (10 persons)	7,173,069	(17)	16.5%	5,744,611		47.3%

*	Less than 1.0%

(1)	S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Steven A. Cohen jointly filed a Schedule 13G with the SEC on February 12, 2010, which disclosed the number of shares beneficially owned as of February 11, 2010 when these stockholders beneficially owned greater than 5% of our Class A Common Stock. However, based on the number of outstanding shares of our Class A Common Stock on April 7, 2010, each of these stockholders then beneficially owned less than 5% of our Class A Common Stock and therefore was excluded from this table.

(2)	Information is based on a Schedule 13G filed with the SEC on January 11, 2010 and represents the number of shares beneficially owned as of December 31, 2009. The principal business office of FMR LLC (“FMR”) and its subsidiary and related funds as set forth below are located at 82 Devonshire Street, Boston, Massachusetts 02109. FMR filed as a parent holding company. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 6,262,400 shares of Class A Common Stock. Various persons are reported to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common Stock. The interest of one person, Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, amounted to 2,005,000 shares of Class A Common Stock. The interest of one person, Fidelity Low Priced Stock Fund, an investment company registered under the

Investment Company Act of 1940, amounted to 3,250,000 shares of Class A Common Stock. Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity, and Fidelity’s funds each has sole power to dispose of the 6,262,400 shares owned by such funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity’s funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(3)	Information is based on a Schedule 13G filed with the SEC on January 29, 2010 and represents the number of shares beneficially owned as of December 31, 2009. BlackRock, Inc. has sole voting power and sole dispositive power with respect to 2,412,216 shares. The principal business office of BlackRock, Inc. is located at 40 East 52nd Street, New York, New York 10022.

(4)	Represents 5,000,000 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 5 below.

(5)	Represents 2,500,000 shares of Class B Common Stock held by the Robert Y. Greenberg 2009 Annuity Trust and 2,500,000 shares of Class B Common Stock held by the M. Susan Greenberg 2009 Annuity Trust. Gil Schwartzberg may be deemed to beneficially own these shares as sole trustee of the trusts, and Mr. Schwartzberg has sole voting power and sole dispositive power with respect to the shares held by these trusts. Mr. Schwartzberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein. The principal business office of Mr. Schwartzberg is located at 269 S. Beverly Drive, Suite 1315, Beverly Hills, California 90212.

(6)	Includes 4,479,436 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 7 below.

(7)	Represents 4,479,436 shares of Class B Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust.

(8)	Includes 640,341 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, 16,695 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of April 7, 2010 and 46,542 shares of Class A Common Stock beneficially owned by Michael Greenberg, our President and a member of our Board of Directors, indirectly through his wife, Wendy Greenberg, and their children. Mr. Greenberg disclaims beneficial ownership of these 46,542 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 640,341 shares of Class B Common Stock is described in greater detail in note 9 below.

(9)	Represents 589,041 shares of Class B Common Stock held by the Michael and Wendy Greenberg Family Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust, and 51,300 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third party acts as trustee. Mr. Greenberg disclaims beneficial ownership of these 51,300 shares except to the extent of his pecuniary interest therein.

(10)	Includes 624,834 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 7,964 shares of Class A Common Stock held by the Chloe July Greenberg 2004 Trust and 7,964 shares of Class A Common Stock held by the Catherine Elle Greenberg 2006 Trust that Mr. Greenberg is deemed to beneficially own as trustee of such trusts. Beneficial ownership of the 624,834 shares of Class B Common Stock is described in greater detail in note 11 below.

(11)	Represents 538,214 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a member of our Board of Directors, is deemed to beneficially own as trustee of such trust. Also represents 68,336 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as trustee of such trusts, and 10,792 shares of Class B Common Stock held by the Chloe July Greenberg custodial account and 7,492 shares of Class B Common Stock held by the Catherine Elle Greenberg custodial account, for which one of his siblings acts as custodian. These custodial accounts are for the benefit of Mr. Greenberg’s two daughters who are minors, and he disclaims beneficial ownership of the 18,284 shares held in the two custodial accounts except to the extent of his pecuniary interest therein.

(12)	Includes 109,541 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000, and 96,453 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of April 7, 2010.

(13)	Includes 53,248 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of April 7, 2010.

(14)	Includes 50,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of April 7, 2010, 15,000 shares held by the Schneider Limited Partnership that Frederick Schneider, our former Chief Financial Officer, is deemed to beneficially own as its general partner and 16,562 shares held by The Schneider CA Partnership that Mr. Schneider is deemed to beneficially own as its general partner.

(15)	Includes 9,000 shares of Class A Common Stock held by The Erlich Family Trust that Morton D. Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.

(16)	Includes 35,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of April 7, 2010.

(17)	Includes 201,396 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of April 7, 2010 by our executive officers and Board of Directors. The group of 10 current directors and executive officers excludes Frederick Schneider, who resigned as our Chief Financial Officer in September 2009, and includes Leonard Armato, who was hired as our Chief Marketing Officer and President, Fitness Group in March 2010.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2009 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in our Code of Business Conduct and Ethics), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) greater than five percent beneficial owner of our Class A or Class B Common Stock or (c) immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member shall participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions that took place since January 1, 2009, which were identified by the Audit Committee, and each of these transactions was reviewed, and approved or ratified by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

As of April 7, 2010, Robert Greenberg, who is our Chairman of the Board and Chief Executive Officer, his children and the Greenberg Family Trust, collectively, beneficially own 58.3% of our Class B Common Stock and approximately 45.7% of the combined voting power of our Class A and Class B Common Stock. Robert Greenberg,

directly and indirectly through the Greenberg Family Trust, beneficially owns approximately 28.2% of the combined voting power of our Class A and Class B Common Stock. As a result, Robert Greenberg is a “control person” of Skechers within the meaning of the rules and regulations promulgated under the Securities Act of 1933, as amended, and we are considered a “Controlled Company” under the NYSE Rules and are thereby exempt from certain listing requirements and regulations as set forth in the NYSE Rules. Michael Greenberg, who is our President, and Jeffrey Greenberg, both of whom are members of our Board of Directors, are each beneficiaries of the Greenberg Family Trust, which influences the election of Robert Greenberg, Michael Greenberg and Jeffrey Greenberg to our Board of Directors.

Michael Greenberg owns a 12% beneficial ownership interest in Manhattan Inn Operating Company, LLC (“MIOC”), the primary business of which is to own and operate the Shade Hotel in Manhattan Beach, California. Michael Greenberg, David Weinberg, who is our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, and Michael Greenberg’s brothers Jeffrey Greenberg, who is a director of Skechers, and Jason and Joshua Greenberg, all of whom are senior vice presidents of Skechers, own in aggregate a 17% beneficial ownership interest in MIOC. During 2009, we paid approximately $183,000 to the Shade Hotel for lodging, food and events that were held there including our annual holiday party.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $684,131, $653,024, $683,093 and $129,473, respectively, in 2009. These amounts included awards of restricted stock on September 4, 2009. Jeffrey Greenberg, Jason Greenberg and Joshua Greenberg were each awarded 200,000 restricted shares of Class A Common Stock that are scheduled to vest in three equal installments on each of November 1, 2010, 2011 and 2012. Jeffrey Greenberg was also a member of our Board of Directors in 2009, but did not earn any additional compensation for services provided as a director.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals intended to be presented at our next Annual Meeting of Stockholders to be held in 2011 must be received at our principal executive offices no later than December 31, 2010 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2011 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their proposal no later than the close of business on the 60th day nor earlier than the close of business on the 90th day in advance of such meeting. In either case, proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione,
Corporate Secretary

Dated: April 30, 2010
Manhattan Beach, California

ANNUAL MEETING OF STOCKHOLDERS OF
SKECHERS U.S.A., INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on June 2, 2010
The Notice of Annual Meeting, Proxy Statement, 2009 Annual Report and other SEC filings are available at the investor relations page of our corporate information website at http://www.skx.com/investor.jsp.
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.     â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of Directors	FOR ALL THE NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT	NOMINEES:
			FOR ALL NOMINEES	(See instructions below)
		☐	☐	☐	¡ Michael Greenberg
¡ David Weinberg
¡ Jeffrey Greenberg
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here:  ☒
Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof.

To change the address on your account, please fill in the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Please check here if you plan to attend the meeting. ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SKECHERS U.S.A., INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2010, and hereby appoints Morton Erlich and Richard Siskind and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at the Shade Hotel located at 1221 North Valley Drive, Manhattan Beach, California 90266, on Wednesday, June 2, 2010, at 10:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged. Directions to the Annual Meeting may be found by going to the annual meeting section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.
     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
(continued, and to be signed and dated, on reverse side)